Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact: Maria Slippen USI Holdings 914-749-8511 maria.slippen@usi.biz	Investor Contact: Robert S. Schneider USI Holdings Corporation 914-749-8502 rschneider@usi.biz

USI Holdings Corporation Announces Appointment of Director of Compliance

BRIARCLIFF MANOR, NY, June 6, 2005 – USI Holdings Corporation (Nasdaq: USIH) today announced the appointment of Mark L. Gardner to the newly created position of Director of Compliance. In his new role, Mr. Gardner will lead the further design and implementation of a Board of Directors approved plan to solidify the company’s legal regulatory compliance program while further institutionalizing the company’s code of business conduct and the industry’s evolving business practice standards.

Mr. Gardner will report to Ernest J. Newborn II, USI’s Senior Vice President, General Counsel and Secretary, as well as the Audit Committee of the USI Board of Directors.

Mr. Gardner joins USI from General Star Indemnity Company, where he served as Vice President & Chief Compliance Officer. While overseeing all regulatory compliance requirements at that company, he also managed litigation, negotiated regulatory actions, and responded to a wide variety of regulatory inquiries. Among his significance experiences prior to General Star Indemnity Company, Mr. Gardner served as Deputy Superintendent for the New York State Insurance Department. Mr. Gardner received a B.A. from University of California at Berkeley and a J.D. from New York Law School.

Commenting on the appointment, David L. Eslick, USI’s Chairman & CEO said, “With the completion of the search for USI’s Director of Compliance, we can accelerate the implementation of this significant corporate initiative. We firmly expect our enhanced program to provide the framework essential for ensuring effective implementation of our compliance objectives and ultimately enable us to better serve our clients. Mark’s skills and experiences fit well with USI’s evolving needs and we are pleased to welcome someone with his reputation to the team.”

Mr. Newborn added, “USI’s compliance initiative will not involve simply an additional system layered on top of our existing operations. Rather, USI desires to reinforce its commitment to an environment in which the compliance focus is an integral part of the way we conduct our business and serve our clients. In his previous positions, both as a regulator and in the private sector, Mark has developed the particular skills necessary to help us achieve our compliance and business practices objectives. He will be a strong resource for our operations.”

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial effects of USI’s enhanced compliance initiative. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstances. Detailed information about the factors that could cause actual results to differ materially from those described in the forward-looking statements is contained in USI’s filings with the SEC. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

About U.S.I. Holdings Corporation -

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 80 offices in 18 states.